UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Indoor Harvest Corp.
(Exact name of registrant as specified in its charter)

Texas	45-5577364
(State or other jurisdiction of incorporation or organization)	IRS I.D.

5300A East Freeway Houston, Texas	77020
(Address of principal executive offices)	(Zip Code)

Indoor Harvest Corp.
2015 Stock Incentive Plan
 (Full title of the plan)

Jennifer Haney
5300A East Freeway
Houston, Texas 77020
(Name and address of agent for service)

(713) 410-7903
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee [2]
Common Stock, $.001 par value	980,000	$0.50	$490,000	$56.94
_________
(1) This Registration Statement covers 980,000 shares of Common Stock, $0.001 par value, of Indoor Harvest Corp. (the "Company") available for issuance under the Company's 2015 Stock Incentive Plan (the "Plan"). In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock of the Company that may become issuable as a result of stock dividends, stock splits, or similar transactions described in the Plan.

(2) Calculated solely for purposes of determining the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the price of the common stock in the Company's Registration Statement on Form S-1, as amended, effective by operation of law on November 7, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Plan the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

The Company will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Chad Sykes, President
Indoor Harvest Corp.
5300A East Freeway
Houston TX 77020
Tel: 713-410-7903

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of the Registration Statement on Form S-8 previously filed with the Commission by the Company on May 9, 2012 (File No. 333-181272) are incorporated herein by reference. In addition, the following documents filed with the Commission by the Company are incorporated herein by reference:

a.
The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed with the Commission on November 26, 2014, and the Company's Current Report on Form 8-K filed December 22, 2014; and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 by the Company since December 31, 2013;

b.
The Company's latest prospectus that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, filed pursuant to Rule 424(b) under the Act on November 7, 2014; and

c.
The description of the Company's common stock contained in the Company's Registration Statement on Form S-1 (Reg. No. 333-194326), filed with the Commission on March 5, 2014, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Company may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Common Stock

We are authorized to issue 50,000,000 shares of common stock with $.001 par value per share. As of as of January 12, 2015, we have issued and outstanding 9,253,388 shares of Common Stock held by 52 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.
Item 5. Interests of Named Experts and Counsel.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida which owns an aggregate of 207,455 shares. Michael T. Williams, principal of Williams Securities Law Firm, P.A., owns 145,750 shares of our common stock and who is being issued an additional 144,000 shares under the Plan for legal services, including in part preparation of this registration statement.

Item 6. Indemnification of Directors and Officers.

The Texas Business Corporation Act ("TBCA") contains specific provisions for indemnification of officers and directors. In 1989, the Texas Legislature amended the TBCA to expand the scope of this indemnification and to provide for assistance by a corporation with respect to litigation costs incurred by its officers or directors in certain circumstances.

I. Standards for Indemnification

Article 2.02-1 of the TBCA identifies circumstances by which indemnification must be made, may be made, and may not be made, and defines different standards for indemnification depending on the director's conduct.

A. Mandatory indemnification

A defendant-director is entitled to indemnification as a matter of right if he was "wholly successful, on the merits or otherwise, in the defense of the proceeding." TBCA art. 2.02-1 H. A director who successfully defends against the suit wholly on a procedural or other nonsubstantive ground is nevertheless entitled to mandatory indemnification. If the director who prevails in the litigation is later forced to file suit against the corporation in order to recover his indemnification, the expenses of that suit are also recoverable under the statute. TBCA art. 2.02-11.

B. Discretionary indemnification

In cases where a director is found liable to a third person, but has not received a personal benefit, or the director settles a lawsuit brought by or on behalf of the corporation, indemnification by the corporation is discretionary. TBCA art. 2.02-IB. The corporation may not exercise its discretion to indemnify the director in these circumstances, however, unless the director (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in the corporation's best interests or, in cases where the questioned actions were not committed by the director in his official capacity, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Id.

The determination of whether discretionary indemnification of the director is even permitted must be made either: (i) by a majority vote of a quorum of disinterested directors (i.e., directors who are not named in the lawsuit at the time the vote is taken); (ii) if such a quorum is unavailable, by a majority vote of a committee of two or more disinterested directors selected by a vote of all directors; (iii) by special legal counsel selected either by a vote of a quorum of disinterested directors, the committee established in the manner described above, or, if neither of those options is available, by vote of all directors; or (iv) by vote of the shareholders, excluding shares held by directors named as defendants in the proceeding. art. 2.02-1F.
Once it is determined that indemnification is permitted, the corporation's discretionary decision to actually authorize the indemnification, and its determination as to the "reasonableness" of the expenses for which indemnification is sought, must be made in the same manner, unless the determination that indemnification is permissible was made by special legal counsel, in which event the authorization decision must be made in the manner specified for selection of the special legal counsel. art. 2.02-IF(3), 2.02-1G. By a 1985 statutory clarification of section G, a mandatory indemnification agreement in the articles of incorporation, bylaws, a resolution of shareholders or directors or an agreement that makes the permissive indemnification provision in section B mandatory is enforceable even though it was not adopted in the manner described above, and it may not be avoided by the corporation failing to authorize the indemnification under article 2.02-1G. The issue of whether a director is eligible for indemnification is not foreclosed by the defendant's settlement of the case or even a judgment entered against him, because a director may be deemed to have been found liable for a claim only if he shall have been so adjudged in a court of competent jurisdiction after exhaustion of all appeals. art. 2.02-1D.

In many cases, a director may seek to avoid liability to a third person through a contractual release or indemnity by such third person. In effect, such a provision would prevent the need for any corporate indemnification of the director with respect to such matter and thus any related interpretation under article 2.02-1 of the TBCA. It is important to note, however, that the Supreme Court of Texas recently held that a person seeking indemnity from a third person as a result of the consequences of such person's own negligence must express such intent in a conspicuous manner within the four comers of a written contract. Dresser Indus., Inc. v. Page Petroleum, Inc., 853 S.W.2d 505, 508 (Tex. 1993). Accordingly, directors should take great care to ensure that any contractual release or indemnity by a third person satisfies such requirements.

C. Prohibited Indemnification

Article 2.2-1C prohibits indemnification when the director "is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity" and when the director "is found liable to the corporation." However, that provision is modified by article 2.02-1E, which allows corporations to indemnify directors even if they are found liable to the corporation or are found to have improperly received a personal benefit, but the indemnification is limited to "reasonable expenses actually incurred by the director in connection with the proceeding." No indemnification is available if the director is found liable for "willful or intentional misconduct in the performance of his duty to the corporation." Id.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Texas law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Indoor Harvest Corp. Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1 filed with the Commission on March 5, 2014)
4.2	By-Laws of Indoor Harvest Corp. (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1 filed with the Commission on March 5, 2014)
4.3	Indoor Harvest Corp. 2015 Stock Award Plan
5.1	Opinion of Williams Securities Law Firm, P.A.
23.1	Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1)
23.2	Consent of L.L Bradford & Company, LLC.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Indoor Harvest Corp. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston TX on January 21, 2015.

Indoor Harvest, Corp.

Title	Name	Date	Signature

President and CEO	Chad Sykes	January 21, 2015	/s/ Chad Sykes

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Chad Sykes	Chad Sykes	President, CEO, Principal Financial and Principal Accounting Officer, Director	January 21, 2015

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Indoor Harvest Corp. Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1 filed with the Commission on March 5, 2014)
4.2	By-Laws of Indoor Harvest Corp. (incorporated by reference to Exhibit 3.1 to Registrant's Registration Statement on Form S-1 filed with the Commission on March 5, 2014)
4.3	Indoor Harvest Corp. 2015 Stock Award Plan
5.1	Opinion of Williams Securities Law Firm, P.A.
23.1	Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1)
23.2	Consent of L.L Bradford & Company, LLC.